NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE*
STATED SECURITIES

Cboe BZX Exchange, Inc. (Exchange) hereby notifies the SEC of its* intention to remove the entire class of the stated securities from* listing and registration on the Exchange at the opening of business* on November 1, 2024, pursuant to the provisions of Rule 12d2-2(b).

[ X ] 17 CFR 240.12d2-2(b) Based on review of information provided by* the Company, Cboe Staff determined that the Companys securities* no longer qualified for listing on the Exchange pursuant to Exchange* Rule 14.2. The Company was notified of the Staff determination on* June 14, 2024. On June 19, 2024, the Company exercised its right to* appeal the Staff determination to the Exchanges Hearings Panel* (Panel) pursuant to Exchange Rule 14.12(h)(1)(A).*
On September 6, 2024, upon review of the information provided by* the Company, the Panel affirmed the Staff determination. The*
Companys securities were suspended on September 11, 2024.*
The Company did not appeal the delist decision to the*
Exchanges Listing Council (Council) and the Council did not call* the matter for review. The Staff determination to delist the* securities became final on October 21, 2024.